EXHIBIT A

ASSIGNMENT AND RELEASE

This Assignment and Release is effective as of November 19, 2002 and is entered into by and between Rick Plotnikoff (“Seller”), American Consumer Publishing Association, Inc., an Oregon corporation (“ACPA”), Dennis L. Simpson (“Simpson”) and Jeffrey D. Hoyal (“Hoyal” who along with Simpson are collectively referred to as the “Buyers”).

Recitals

WHEREAS, the Seller and ACPA entered into that certain Client Fee Contract dated as of November 18, 2002 (the “Agreement”) pursuant to which Seller agreed to transfer to ACPA 5,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), of Raybor Management, Inc., a Delaware corporation (the “Company”) owned of record by Seller and constituting all of the issued and outstanding shares of the Company’s Common Stock, and ACPA agreed to cause the Company to issue to Seller an aggregate of Ten Thousand (10,000) shares of the Company’s Common Stock following such transfer.

WHEREAS, ACPA desires to assign its rights under the Agreement to Buyers and Seller and Buyers desire to modify the Agreement to effect a transfer by Seller to Buyers of an aggregate of Four Million Nine Hundred Ninety Thousand (4,990,000) shares of the Company’s Common Stock (the “Shares”), with the Seller retaining Ten Thousand (10,000) shares of the Company’s Common Stock.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Assignment of Rights by ACPA.    For valuable consideration, the receipt of which is hereby acknowledged, ACPA hereby assigns to Buyers ACPA’s right under the Agreement to purchase the Shares from Seller.

2.    Assignment of Shares and Release.    In consideration of the payment to Seller by Buyers of the aggregate sum of $175,000, the receipt of which is hereby acknowledged by Seller, Seller hereby:

(a)  sells, assigns and transfers (i) unto Simpson, and Simpson hereby accepts, Two Million Four Hundred Ninety Five Thousand (2,495,000) shares of the Common Stock of the Company and (ii) unto Hoyal, and Hoyal hereby accepts, Two Million Four Hundred Ninety Five Thousand (2,495,000)

shares of Common Stock of the Company, standing in the undersigned’s name on the books of the Company and represented by Certificate No. 1 delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer the Shares on the books of the Company; and

(b)  fully releases and discharges the Company, ACPA, Buyers and each of their respective affiliates, employees, stockholders, directors, officers, agents, successors, representatives and assigns from and against any and all claims that Seller is entitled to any equity or other interest in the Company, other than an aggregate of Ten Thousand (10,000) shares of Common Stock of the Company of which Seller is and shall remain the sole legal and beneficial owner following the sale, assignment and transfer of the Shares to Buyers as provided herein.

3.    Representations of Seller.    Seller hereby represents and warrants to Buyers that immediately prior to the sale, assignment and transfer of the Shares Seller (i) was the sole legal and beneficial owner of the Shares with good and marketable title to the Shares, free and clear of any and all claims, liens, pledges, options, charges, restrictions or other right of any person, or any other restriction or limitation of any nature whatsoever, affecting title to the Shares, except restrictions imposed thereon by applicable federal and state securities laws (“Encumbrances”) and (ii) had the sole and exclusive right to transfer legal and beneficial title and ownership of the Shares, and (iii) hereby transfers to Buyers legal and beneficial title to the Shares, as provided herein, free and clear of all Encumbrances.

4.    Miscellaneous.

(a)  Counterparts; Facsimile Signatures.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. Any executed counterpart of this Agreement or other signature hereto delivered by a party hereto by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

(b)  Governing Law.    This Agreement shall be governed by and construed under the laws of the State of Delaware (excluding the body of law relating to conflicts of law).

(c)  Further Instruments.    The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the purposes and intent of this Agreement.

(d)  Survival.    The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

SELLER:

/s/    Rick Plotnikoff

Rick Plotnikoff

BUYERS:

/s/    Dennis L. Simpson

Dennis L. Simpson

/s/    Jeffrey D. Hoyal

Jeffrey D. Hoyal

ACPA:

American Consumer Publishing Association, Inc.

By: /s/    Dennis L. Simpson

      Dennis L. Simpson, President